Exhibit 10.2

Confidential

BINDING TERM SHEET FOR sCILEX PHARMACEUTICALS, INc. ACQUISITION

AUGUST 2, 2016

A. Transaction:

Scintilla will, through MergerCo, purchase 100% of the issued and outstanding equity of Scilex in a tax-free reorganization effected pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, whereby MergerCo will merge with and into Scilex, the separate corporate existence of MergerCo shall cease and Scilex shall become a wholly-owned subsidiary of Scintilla (the “Transaction”).  In order to consummate the Transaction, Scintilla, Scilex and Sorrento will enter into definitive legal documentation, including without limitation, a definitive merger agreement, incorporating the terms herein and such other terms reasonably acceptable to each of the Parties (the “Transaction Documents”).

B. Parties:	The parties (“Parties”) to the Transaction are as follows:

●   Scintilla Pharmaceuticals, Inc., a subsidiary of Sorrento Therapeutics, Inc. (“Scintilla”)

●   Sorrento Therapeutics, Inc. (“Sorrento”)

●   Scilex Pharmaceuticals, Inc., and its subsidiaries, if any (together, “Scilex”)

●   Scintilla Merger Sub, Inc., a newly-created wholly-owned subsidiary of Scintilla (“MergerCo”)

9 pages

Confidential

August 2, 2016

C. Purchase Price:

Subject to satisfaction of the Closing Conditions (set forth below) and provided that the FDA has not issued a letter or notice after the date of this Term Sheet (the “Effective Date”) indicating non-approval of ZTLido (lidocaine patch 1.8%) (“Patch Product”), Scintilla will (A) at the Closing, pay to the equityholders of Scilex as of the Closing (the “Existing Shareholders”), an aggregate of $100 (the “Cash Payment”), and (B) agree to pay to the Existing Shareholders, promptly following the next third party equity financing or initial public offering of Scintilla’s shares of common stock in the U.S. (“Financing Event”), an aggregate of US$70.0 million, subject to adjustment as provided in this Term Sheet (the “Purchase Price”), in the form of shares of common stock of Scintilla, based upon the valuation of of Scintilla as of immediately following completion of such Financing Event (the “Purchase Shares”); provided that twenty percent (20%) of such Purchase Shares will be held in escrow, as described in the section titled “Escrow” below. The Cash Payment and Purchase Shares shall be paid pro rata based on each such Existing Shareholder’s interest in Scilex (as of the Closing Date). Scintilla will not assume any options, warrants or other rights to acquire capital stock of Scilex and no options, warrants or other rights to acquire Scintilla capital stock will be issued in consideration therefore.

In the event the Financing Event is not completed by the two-year anniversary of the Closing Date, the Purchase Price shall be paid to the Existing Shareholders on such date in the form of shares of common stock of Scintilla, based upon the valuation of Scintilla as of such date which shall be determined by the Board of Directors of Scintilla in good faith.

Subject to any restricted period prescribed by applicable law (i.e., all Purchase Shares will be unregistered at the time of the merger), the Existing Shareholders may freely trade and sell the Purchase Shares.

The Parties agree that they will use commercially reasonable efforts to structure the merger consideration in a tax efficient manner for the Parties, and that any such structure will be subject to the mutual agreement of the Parties.

D. Escrow:

Concurrently with the issuance of the Purchase Shares to the Existing Shareholders, that number of Purchase Shares having a value equal to twenty percent (20%) of the Purchase Price, or US$14.0 million (the “Escrowed Shares”), will be placed in a bank account in the names of the Existing Shareholders (or designated representative thereof) and an independent escrow agent (satisfactory to Scintilla and Scilex), and the escrow agent will release funds in such escrow account, including any interest earned thereon, to the Existing Shareholders as follows:

Six (6) months after the Closing Date, 50% of the Escrowed Shares, less the amount represented by that portion of the Escrowed Shares having a value equal to the  amount of any pending claims, settlements or awards arising out of a breach of the representations and warranties or covenants set forth in the definitive acquisition document in the Transaction, as described in the Section tittled “Claims” below, will be released. Twelve (12) months after the Closing Date, the remaining Escrowed Shares, less the amount represented by that portion of the Escrowed Shares having a value equal to the  amount of any pending claims, settlements or awards arising out of a breach of the representations and warranties or covenants set forth in the definitive acquisition document in the Transaction, as described in the Section tittled “Claims” below, will be released.

Confidential

August 2, 2016

E. Due Diligence:

Subject to the Confidentiality Agreement (as defined below), the Parties shall provide to each other and to their respective accountants, attorneys, partners, consultants, financing sources and all other representatives and agents full access, as reasonably necessary to the other’s management, consultants, accountants, advisors and all other representatives, and to all properties, operating and financial data, records, agreements and other information relating to Scilex or Scintilla and to the Transaction, to the extent reasonably requested by Scilex, Scintilla or Sorrento. The Parties will use their best efforts to keep each other informed of any material changes that have occurred or may occur affecting the business, results of operations, condition (financial or otherwise) or prospects of either business.

F. Confidentiality:

This Term Sheet and its terms and all related discussions and correspondence between the Parties (including any past discussions and correspondence) are confidential and subject to the terms of that certain Confidentiality Agreement by and between Scilex and Sorrento dated July 20, 2016 (the “Confidentiality Agreement”), and in addition, neither Scilex, Scintilla nor Sorrento shall disclose the existence of this Term Sheet or its terms or any related dicussions and correspondence between the Parties without the prior written consent of the other Parties.  No public disclosure will be permitted until announcement of the execution of the definitive acquisition agreement in the Transaction, except as required by applicable law or the rules of the stock exchange upon which it is traded.  Nonetheless and notwithstanding the foregoing, all Parties acknowledge and agree that, subject to the terms set forth in this Term Sheet, Sorrento and Scintilla shall be permitted to disclose the existence and terms of this Term Sheet upon its execution.  This offer and Term Sheet should only be discussed by and between the senior officers, members of the board of directors or managers of Scilex, Scintilla and Sorrento and others (including, but not limited to, any Party’s investment and banking advisors (and other financial institutions and brokers), consultants and legal counsel) as deemed necessary to accomplish the objectives of this Term Sheet.  All such individuals shall be subject to obligations of confidentiality, to the extent not covered pursuant to the terms of the Confidentiality Agreement.

G. Funding:

Upon the closing of the Transaction (the “Closing”), Sorrento will transfer and contribute US$10.0 million to Scintilla. These funds shall be used by Scintilla to, among other things, fund Scilex’s working capital expenses, including toward the funding of any FDA required studies for the regulatory approval of the Patch Product (“Patch Approval Activities”), as well as mutually agreed upon development of the historic Scintilla technology to be specified in the merger agreement.

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August 2, 2016

H. Claims:

Subject to the terms and conditions of the definitive acquisition agreement in the Transaction, the merger consideration ratio shall be adjusted for any claims and/or liabilities (including, but not limited to, reasonable attorneys’ fees and the costs and expenses of defending any claims) arising out of, relating to or based upon allegations pertaining to:

	(i)	any inaccuracy or breach of any representation or warranty of either Party contained in the Transaction Documents;

	(ii)	any breach of any covenant by either Party contained in the Transaction Documents;

	(iii)	any liability or cost arising out of certain unpaid wage claims of certain employees and other persons who work or have worked for either Party prior to the Closing Date; and

(iv)

any taxes, past or present, (including interest, penalties, etc.) imposed in respect of the income, business, property or operations of either Party that the surviving entity may otherwise be liable, for the period up to and including the Closing Date.

Each Party, pursuant to the terms set forth in the definitive acquisition agreement in the Transaction, may be permitted to participate, at its own expense, in any defense of, or settlement negotiations with respect to, any third party claims.

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August 2, 2016

I. Pre-Closing Covenants:	Prior to the Closing, Scilex and Scintilla will:

	(i)	operate its business only in the ordinary course consistent with past practice;
	(ii)	preserve its assets and the goodwill and relationships with its partners, customers, suppliers and employees; and
	(iii)	maintain its books, records and financials in accordance with generally accepted accounting principles consistent with past practice.

Prior to the Closing, Scilex will not:

	(i)	delay normally scheduled maintenance of its assets;
	(ii)	make any material capital expenditures;
	(iii)	sell, lease or license any material portion of its assets;
	(iv)	incur any long-term debt;
	(v)	enter into any material agreements;
	(vi)	change its accounting methods in any material respect;
	(vii)	commence or settle any legal proceedings;
	(viii)	declare or pay dividends; or
	(ix)	increase salaries or other compensation (other than previously scheduled increases in the ordinary course of business consistent with past practice).

These and other customary pre-Closing covenants shall be included in the Transaction Documents.

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August 2, 2016

J. Closing Conditions:	The obligations of the Parties to complete the Transaction contemplated herein will be subject, among other things, to the satisfaction of the following conditions:

	(i)	completion of legal, accounting, regulatory, tax, financial, technical, commercial and environmental due diligence;

	(ii)	negotiation, execution and delivery of a satisfactory and mutually acceptable definitive acquisition agreement and related Transaction Documents;

	(iii)	absence of any material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of any Party;

	(iv)	receipt of all necessary governmental, board of directors, investment committee, Existing Shareholder and third-party approvals, waivers and consents;

	(v)	absence of any action or proceeding against any Party that may affect the Transaction or the value of the surviving corporation;

	(vi)	true and correct representations and warranties by each Party;

(vii)

as of the Closing Date, no indebtedness outstanding in any form in Scilex, except for any indebtedness which may be permitted by Scintilla, in its sole discretion, pursuant to the definitive acquisition agreement in the Transaction; and

	(viii)	forgiveness or satisfaction of all Existing Shareholder loans to Scilex.

K. Representations & Warranties:	The Transaction Documents will contain representations and warranties that are customary for transactions of this size and nature.

L. Dispute Resolution:

Any controversy, conflict or dispute of any nature arising out of or relating to this Term Sheet and the Transaction contemplated herein will be settled exclusively and finally by arbitration governed by ICC rules carried out in the State of California. Scilex and Scintilla/Sorrento will each select one arbitrator to represent them, and the two arbitrators together will select a third arbitrator for the proceedings.

M. Expenses	Each Party will bear its own costs and expenses related to pursuing or consummating the Transaction contemplated hereby.

N. Governing Law; Entire Agreement:

This Term Sheet shall be governed by the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.  For purposes of this Term Sheet, it shall be deemed to have been executed in San Diego, California.  This Term Sheet supersedes all prior discussions and writings and constitutes, with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof.  No waiver or modification of this Term Sheet will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver.  In addition, this Term Sheet may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

O. Board of Directors and Officers:

Following the Closing, the Board of Directors of the surviving corporation shall initially consist of 6 directors selected as follows: 2 directors selected by the current Scilex board and 4 directors selected by Sorrento.  Mutually agreed upon key executive officers and employees of Scilex shall be given employment agreements (with non-competition and non-solicitation provisions customary for transactions similar to the Transaction) mutually acceptable to all Parties or retained by Scintilla, the surviving entity from the merger, under mutually agreeable terms.

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August 2, 2016

P. Exclusivity; Execution and Delivery of Term Sheet and Transaction Documents; Closing:

Scilex agrees to negotiate exclusively with Sorrento and Scintilla with respect to the sale of its business or any merger negotiations and to cease all further negotiations with any party with respect to any other merger, acquisition or equity financing proposals prior to 5 p.m. PT on September 9, 2016 (“Standstill Period”).  During the Standstill Period, Scilex will not directly or indirectly, other than in the ordinary course of business, or as contemplated by this Term Sheet, (i) solicit, initiate or encourage any inquiries, discussions or proposals from any other person or entity relating to a possible acquisition or merger of any part of its business, (ii) continue, solicit, encourage or enter into negotiations or discussions relating to any such possible acquisition or merger, (iii) furnish to any other person or entity any information (not already in the public domain) relating to any of its business or products or the Transaction contemplated hereby, except as required by applicable law, or (iv) enter into or consummate any agreement or understanding providing for any such possible acquisition or merger.  In exchange for such grant of exclusivity, Sorrento shall provide Scilex on the Effective Date a standstill payment of $500,000 (“Standstill Fee”).  If the Closing occurs, the Standstill Fee shall be credited against the Purchase Price. If the Closing does not occur by or on September 9, 2015, the Standstill Fee shall be considered an investment by Sorrento in Scilex in Scilex’s next third party financing (based upon the valuation of Scilex achieved for such third party financing). Scintilla shall endeavor to prepare draft Transaction Documents, including an initial draft of the definitive acquisition agreement for the Transaction, for review by and negotiation with, Scilex and its principals. The Parties shall diligently and in good faith negotiate, and endeavor to execute and deliver, the Transaction Documents on or before August 15, 2016 or another date mutually agreed upon in writing by the Parties (the “Signing Date”).  The Closing of the Transaction (the “Closing Date”) will occur as soon as is reasonably possible and feasible following the Signing Date and after all third-party consents and approvals and similar documents are finalized and the other closing conditions have been satisfied or waived.

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August 2, 2016

Q. Intention of Parties; Termination

The Parties acknowledge and agree that this is a binding term sheet and shall constitute an obligation for the Parties to enter into a transaction consistent with the terms set forth herein. The Parties further acknowledge and agree that this Term Sheet does not contain all matters upon which agreement must be reached for the Transaction to be consummated. The Parties shall negotiate in good faith the definitive agreements to consummate such a transaction as promptly as possible.  Notwithstanding any of the foregoing, Scintilla’s, Scilex’s and Sorrento’s obligations herein are conditioned on the approval of the board of directors of Scintilla, Scilex and Sorrento, respectively, satisfaction of the Closing Conditions and obtaining any necessary third party consents or waivers.

Termination of this Term Sheet shall not affect any rights or binding obligations  that have accrued or arisen hereunder prior to such termination, and such rights and binding obligations shall survive the termination of this Term Sheet.

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Confidential

August 2, 2016

Accepted and Agreed, as of the Effective Date:

SCILEX PHARMACEUTICALS, INC.		SCINTILLA PHARMACEUTICALS, INC.

/s/ Anthony Mack		/s/ Henry Ji
By: Anthony Mack Title: President & CEO		By: Henry Ji Title: President & CEO

Date:	August 2, 2016	Date:	August 2, 2016

SORRENTO THERAPEUTICS, INC.

/s/ Henry Ji
By: Henry Ji Title: President & CEO

Date:	August 2, 2016